Exhibit 1

July 1, 2014

Via Overnight Delivery

Laurence S. Levy

Executive Chairman

Rand Logistics, Inc.

500 Fifth Avenue

50th Floor

New York, New York 10110

Re: Notice of Intent to Nominate Directors at the Company’s 2014 Annual Meeting of Stockholders

Dear Mr. Levy:

This letter is to advise you that stockholder JWEST LLC hereby notifies Rand Logistics, Inc. (the “Company”) that it is nominating Sean O’Connor and Jonathan R. Evans as nominees for election as directors to the Board of Directors of Rand Logistics, Inc. at the Company’s 2014 Annual Meeting of Stockholders as permitted under the Company’s Second Amended and Restated Bylaws.

In accordance with the Company’s Second Amended and Restated Bylaws, we provide the following information concerning Mr. O’Connor and Mr. Evans.

(a) Name, age, business address and residence address of the nominees:

Sean O’Connor

Age: 53

Business address: 501 Congressional Blvd., Carmel, IN 46033

Residence address: 13056 Crickle Wood Court, Carmel, IN 46033

Jonathan R. Evans:

Age: 45

Business address: 501 Congressional Blvd., Carmel, IN 46033

Residence address: 9707 Castle Wood Cove, Indianapolis, IN 46280

(b) Principal occupation of nominees:

Mr. O’ Connor: Certified Public Accountant

Mr. Evans: Equity Analyst and Chief Investment Officer

501 CONGRESSIONAL BLVD., SUITE 300, CARMEL, INDIANA 46032    |     JWESTLLC.net    |    Office 317.819.6200    |    Fax 317.819.0056

(c) Class and number of shares of capital stock of the Company beneficially owned by the nominees:

Mr. O’Connor beneficially owns 26,690 shares of common stock of the Company.

Mr. Evans beneficially owns 488,901 shares of common stock of the Company.

(d) Information relating to the nominees that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934:

Please see the biography of Mr. O’Connor attached to this letter as Exhibit A and the biography of Mr. Evans attached to this letter as Exhibit B.

(e) Information regarding related party transactions between the Company, the nominees, and/or the stockholder:

Other than Mr. O’Connor’s and Mr. Evans’ stock ownership in the Company, neither Mr. O’Connor nor Mr. Evans has any other relationships with the Company. Mr. O’Connor is the managing member of JWEST LLC and holds a 10% interest in JWEST LLC. Mr. O’Connor does not have any voting power or dispositive power over the shares that JWEST LLC beneficially owns in the Company. Mr. Evans is an equity analyst and the Chief Investment Officer of JWEST LLC and owns 70% of JWEST LLC. JWEST LLC beneficially owns 1,412,877 shares of common stock of the Company.

(f) Any actual or potential conflicts of interest:

None of Mr. O’Connor, Mr. Evans, and JWEST LLC are aware of any actual or potential conflicts of interest.

(g) The nominees’ biographical data, current public and private affiliations, employment history and qualifications and status as “independent” under applicable securities laws and/or stock exchange requirements:

Please see the biography of Mr. O’Connor attached to this letter as Exhibit A and the biography of Mr. Evans attached to this letter as Exhibit B. Neither Mr. O’Connor nor M. Evans have any affiliations with public companies. Mr. O’Connor and Mr. Evans qualify as “independent” under applicable securities laws and NASDAQ requirements.

In accordance with the Company’s Second Amended and Restated Bylaws, we provide the following information concerning the stockholder making the nomination:

(a) Name and record address:

JWEST LLC

501 Congressional Blvd., Carmel, IN 46033

(b) Class and number of shares of capital stock of the Company beneficially owned by the stockholder:

JWEST LLC directly owns one share of common stock of the Company, and such share is held in JWEST LLC’s name. JWEST LLC beneficially owns 1,412,877 shares of common stock of the Company.

(c) Information regarding related party transactions between the Company, the nominees, and/or the stockholder:

Other than JWEST LLC’s stock ownership in the Company, JWEST LLC has no other relationships with the Company. Mr. O’Connor is the managing member of JWEST LLC and holds a 10% interest in JWEST LLC. Mr. O’Connor does not have any voting power or dispositive power over the shares that JWEST LLC beneficially owns in the Company. Mr. Evans is an equity analyst and the Chief Investment Officer of JWEST LLC and owns 70% of JWEST LLC.

(d) Any actual or potential conflicts of interest:

None of Mr. O’Connor, Mr. Evans, and JWEST LLC are aware of any actual or potential conflicts of interest.

We agree to make available to the Board of Directors all information reasonably requested in furtherance of the evaluation of this nomination.

The information in this letter and all attachments hereto is as of the date of this hereof. If any information changes, we will notify you of the updated information. This letter and all attachments hereto are submitted in a good faith effort to satisfy the Company’s requirements. Should this letter and/or any attachments hereto be deemed deficient in any way, please contact me at (317) 819-6200 so that any deficiency may be cured.

Sincerely,

JWEST, LLC

Jonathan R. Evans, Chief Investment Officer

Exhibit A

Sean O’Connor, CPA:

Experience Highlights

Sean is one of the founding members of Dauby O’Connor & Zaleski, LLC, Certified Public Accountants (“DOZ”) and has been in the practice of public accounting for over 30 years. DOZ started as a two man firm in 1987, and has grown to a nationally-recognized leader in the real estate arena with clients in over 45 states. DOZ currently employs over 150 professional and administrative staff who reside in four states. DOZ’s revenues have increased each year in the 27 year history of the firm. DOZ and affiliated entities owned in part by Sean own, occupy and manage a 60,000 square foot office building in Carmel, Indiana.

Sean is nationally known for his expertise in accounting and tax matters related to the development and management of multifamily housing communities. Sean has extensive consulting experience in the structuring of private real estate entities formed to develop multifamily housing communities and the management of the same. Sean’s role in the development process includes assistance with financial forecasts and projections, securing construction and permanent financing, and investor capital.

Sean is also the Managing Member of JWEST LLC, a Registered Investment Advisor with approximately $135 million under management.

Sean has experience as a management consultant and experience in the management/leadership of a substantial private business enterprise, which are two of the criteria that the Corporate Governance/Nominating Committee seek in director candidates.

Education

B.S., Indiana University – Bloomington, Indiana

Professional Organizations

-Member, Indiana CPA Society

-Member, American Institute of Certified Public Accountants

Exhibit B

Jonathan R. Evans

Jonathan R. Evans graduated from Butler University in 1991 cum laude with a B.S. in Finance. Mr. Evans began his career working as an equity research analyst and portfolio manager with Heartland Capital Management from 1991 to 1993. During his stint at Heartland Capital, Mr. Evans led the Consults team which grew their Merrill Lynch managed portfolio business from zero assets to $1 billion in assets during his two year period with the firm. From 1993 to 1996, Mr. Evans worked as an equity research analyst and portfolio manager at Conseco Capital Management. He spearheaded Conseco’s effort to grow their variable annuity business. During his three plus years at Conseco Capital Management, Mr. Evans and his team grew assets under management from $35 million to over $1 billion. From 1996 to 2006, Mr. Evans worked as an equity research consultant for Friess Associates which is the investment advisor for the Brandywine and Brandywine Blue mutual funds. Jonathan spent 2006 through 2009 with the Fundamental Growth Equity team at Wells Capital Management serving as an equity analyst and the director of research. During Mr. Evans’ tenure at Wells Capital, the team grew assets from just under $10 billion to over $20 billion in assets under management. After the financial crisis in 2008, Mr. Evans believed there were numerous undervalued situations in the financial markets; therefore, he left Wells Capital and joined Edmunds White Partners, LLC hedge fund in 2009. From 2009 to 2012, Mr. Evans’ responsibilities at Edmunds White Partners, LLC included equity analysis, portfolio management and asset gathering. Lastly, in February of 2013 Mr. Evans started JWEST LLC, where he serves as an equity analyst and Chief Investment Officer, currently owning 70% of the firm.